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                                                                   EXHIBIT 12.1


                        COMPUTATION OF RATIO OF EARNINGS
                        AVAILABLE TO COVER FIXED CHARGES
                             (Dollars in thousands)

                                                                                     THE GRAND UNION COMPANY
                                                        ------------------------------------------------------------------------
                                                         52 Weeks    52 Weeks     53 Weeks    52 Weeks    52 Weeks     16 Weeks
                                                           Ended       Ended        Ended       Ended       Ended        Ended
                                                         March 30,   March 29,    April 13,   April 2,    April 1,     July 22,
                                                           1991        1992         1993        1994        1995         1995
                                                        ----------- ----------  -----------  ----------  -----------  ----------

Loss before income taxes and extraordinary              $  (60,042) $ (52,521)  $ (261,223)  $ (87,645)  $ (159,830)  $ (38,359)
charges and cumulative effect of accounting change

Fixed charges:
     Interest expenses:
          Debt                                             146,082    142,283      152,384     164,015      157,689      22,573
          Capital lease obligations                         11,032     12,301       13,191      14,951       19,226       5,591
          Amortization of deferred financing fees            7,431     18,018        9,378       4,831        5,101       1,173
     Interest factor included in operating leases (1)       12,753     13,677       12,909      10,057       10,633       3,272
                                                        ----------  ---------   ----------     -------   ----------   ---------
               Total fixed charges                         177,298    186,279      187,862     193,854      192,649      32,609

                                                        ----------- ----------  -----------  ----------  -----------  ----------
Earnings before fixed charges                           $  117,256  $ 133,758   $  (73,361)  $ 106,209   $   32,819   $  (5,750)
                                                        ----------  ---------   ----------   ---------   ----------   ---------
                                                        ----------  ---------   ----------   ---------   ----------   ---------

Ratio of earnings available to cover fixed charges               -          -            -           -            -           -
                                                        ----------  ---------   ----------   ---------   ----------   ---------
                                                        ----------  ---------   ----------   ---------   ----------   ---------

Deficiency in earnings available to cover fixed         $   60,042  $  52,521   $  261,223   $  87,645   $  159,830   $  38,359
charges                                                 ----------  ---------   ----------   ---------   ----------   ---------
                                                        ----------  ---------   ----------   ---------   ----------   ---------

  (1)     The interest component of operating leases expenses is provided as one third operating lease expense because management believes it to be a reasonable approximation of the interest factor.
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